Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

We hereby consent to the use in this Post-Effective Amendment No. 1 to Form F-1 of Zhong Yuan Bio-Technology Holdings Limited (formerly known as China Biotech Holdings Limited) of our report dated May 13, 2019 relating to the financial statements as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017, and for the period from April 4, 2016 (inception) to December 31, 2016 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KCCW ACCOUNTANY CORP.

Los Angeles, California

May 28, 2021